Exhibit 99.1

FOR RELEASE 8 a.m. Central Time August 6, 2003

Contact: Tom Donnelly Chief Financial Officer Net Perceptions, Inc. 952-842-5400 tdonnelly@netperceptions.com

Net Perceptions Announces $1.50 Per Share Cash Distribution and Further Headcount Reduction

MINNEAPOLIS — Net Perceptions, Inc. (Nasdaq: NETP) today announced that its board of directors has unanimously approved a cash distribution to its stockholders in the amount of $1.50 per share, payable on September 2, 2003 to stockholders of record as of August 18, 2003. Pursuant to Nasdaq rules, because this amount is 25 percent or greater of the current per share market value of the Company’s common stock, the ex-dividend date will be September 3, 2003, the first business day following the payment date. Accordingly, any share traded after the record date of August 18, 2003 and before the ex-dividend date of September 3, 2003 should be accompanied by a due-bill in accordance with Nasdaq rules. As the Company does not have, and does not anticipate having, current or accumulated “earnings and profits,” the Company expects that the cash distribution will not be taxable as a dividend for federal income tax purposes and will constitute a tax-free return of capital to the extent of a stockholder’s basis in his Company stock (on a per share basis), with any excess generally being treated as capital gain.

Although no decision has been made regarding a future dissolution and liquidation, the Company is considering this as a possible course of action, while also seeking to settle or otherwise resolve, as soon and to the extent reasonably practicable, its existing obligations and liabilities, and continuing to explore asset dispositions and any other third party proposals which may be presented, with a view to resolving the Company’s future and providing maximum additional value to stockholders as soon as possible.

The Company also announced a reduction in its workforce of twelve positions, leaving the Company with ten full time employees, including certain senior management and administrative employees and, in an effort to preserve the value of the Company’s technology and products, certain key engineers familiar with these assets. As part of the personnel reduction, Donald Peterson, the Company’s President and Chief Executive Officer, will be leaving the Company and will receive certain severance benefits under his previously disclosed employment contract. Mr. Peterson will also resign as a director. Thomas Donnelly, the Company’s Chief Operating Officer and Chief Financial Officer, will become President and will continue as Chief Financial Officer.

About Net Perceptions

Net Perceptions (Nasdaq: NETP) is a software and services company that provides solutions for intelligent customer interaction that drive demand, grow revenue and increase profitability. Founded in 1996, Net Perceptions is headquartered in Minneapolis, Minnesota. Customers include market leaders such as 3M, Brylane, Great Universal Stores, J.C. Penney, J&L Industrial Supply and Half.com. For more information visit http://www.netperceptions.com.

Net Perceptions and the Net Perceptions logo are registered trademarks of Net Perceptions, Inc. All other trademarks are the property of their respective owners. This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning business strategies and their intended results, and similar statements concerning anticipated future events and expectations that are not historical facts. Such statements are subject to numerous risks and uncertainties, which could cause actual events to differ materially from those expressed in or implied by the statements herein. Additional information concerning potential factors that could cause or contribute to such differences are set forth the Company’s filings with the U.S. Securities and Exchange Commission, including but not limited to the risks factors discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.